Issuer Free Writing Prospectus
Filed pursuant to Rule 433(d)
Registration No. 333-163463
December 15, 2010
US Airways, Inc. (“US Airways”)

	Class A Pass	Class B Pass
	Through	Through
	Certificates,	Certificates,
	Series 2010-1	Series 2010-1
	(“Class A	“Class B
Securities:	Certificates”)	Certificates”)
Amount:	$262,857,000	$77,398,000
CUSIP:	90345K AA8	90345K AB6
ISIN:	US90345KAA88	US90345KAB61
Coupon:	6.25%	8.50%
Make-Whole Spread over Treasuries:	0.50%	0.50%
Available Amount under Liquidity Facility at April 22 , 2011:	$24,642,844	$9,868,245
Initial Maximum Commitment Amount Under Liquidity Facility:	$24,642,844	$9,868,245
Public Offering Price:	100%	100%
Expected Ratings:
Standard & Poor’s Ratings Services	BBB	B+
Moody’s Investor Service, Inc.	Ba2	B2
Underwriting:
Morgan Stanley & Co. Incorporated	$105,142,800	$30,959,200
Citigroup Global Markets Inc.	$78,857,100	$23,219,400
Credit Suisse Securities (USA) LLC	$52,571,400	$15,479,600
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$26,285,700	$7,739,800
Concession to Selling Group Members:	0.50%	0.50%
Discount to Broker/Dealers:	0.25%	0.25%
Underwriting Commission:	$4,253,188
US Airways’s Transaction Expenses:	$3,250,000

Underwriting Agreement:	Dated December 15, 2010
Settlement:	December 21, 2010 (T+4) closing date, the 4th business day following the date hereof

Preliminary Prospectus Supplement:	US Airways has prepared a Preliminary Prospectus Supplement, dated December 15, 2010, which includes additional information regarding the Class A and Class B Certificates

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley toll-free at 1-866-718-1649, Citi at 1-212-723-6171 or Credit Suisse at 1-800-221-1037 (institutional investors).